Exhibit 99.7

- Twitter:



Imago BioSciences
@imagobiorx
Today we have entered into a definitive agreement to be acquired by @Merck for a total equity value of approximately $1.35 billion. Read more in today's press release: merck.com/news/merck-to-...
Merck to Acquire Imago BioSciences, Inc.
8:17 AM · Nov 21, 2022 · Twitter Web App



Imago BioSciences
@imagobiorx
Today we have entered into a definitive agreement to be acquired by @Merck for a total equity value of approximately $1.35 billion. Read more in today's press release: merck.com/news/merck-to-...
"This milestone is a testament to more than a decade of pioneering research by Imago scientists and the entire Imago team's unwavering dedication to improving the lives of patients. This agreement leverages Merck's industry-leading clinical development expertise to maximize the therapeutic potential of bomedemstat while providing important value for shareholders."
Hugh Y. Rienhoff, Jr., M.D.
Chief Executive Officer
8:17 AM · Nov 21, 2022 · Twitter Web App



Imago BioSciences
@imagobiorx
Today we have entered into a definitive agreement to be acquired by @Merck for a total equity value of approximately $1.35 billion. Read more in today's press release: merck.com/news/merck-to-...
"I would also like to acknowledge with gratitude the early investors -- Blackstone Life Sciences, Frazier Healthcare, Omega Funds, Amgen Ventures, and MRL Ventures Fund who placed their faith in Imago beginning in 2014, as well as the outstanding study investigators and their patients who have made the clinical development of bomedemstat possible."
Hugh Y. Rienhoff, Jr., M.D.
Chief Executive Officer
8:17 AM · Nov 21, 2022 · Twitter Web App

- LinkedIn:



Imago BioSciences, Inc.
+ Follow
1,514 followers
49m • Edited •
Today we announced that we have entered into a definitive agreement to be acquired by Merck for a total equity value of approximately $1.35 billion. Read more in today's press release: https://lnkd.in/gDgvrPS4
Merck to Acquire Imago BioSciences, Inc.



Imago BioSciences, Inc.
+ Follow
1,514 followers
49m • Edited •
Today we announced that we have entered into a definitive agreement to be acquired by Merck for a total equity value of approximately $1.35 billion. Read more in today's press release: https://lnkd.in/gDgvrPS4
"This milestone is a testament to more than a decade of pioneering research by Imago scientists and the entire Imago team's unwavering dedication to improving the lives of patients. This agreement leverages Merck's industry-leading clinical development expertise to maximize the therapeutic potential of bomedemstat while providing important value for shareholders."
Hugh Y. Rienhoff, Jr., M.D.
Chief Executive Officer



Imago BioSciences, Inc.
+ Follow
1,514 followers
49m • Edited •
Today we announced that we have entered into a definitive agreement to be acquired by Merck for a total equity value of approximately $1.35 billion. Read more in today's press release: https://lnkd.in/gDgvrPS4
"I would also like to acknowledge with gratitude the early investors -- Blackstone Life Sciences, Frazier Healthcare, Omega Funds, Amgen Ventures, and MRL Ventures Fund who placed their faith in Imago beginning in 2014, as well as the outstanding study investigators and their patients who have made the clinical development of bomedemstat possible."
Hugh Y. Rienhoff, Jr., M.D.
Chief Executive Officer